Exhibit 5.1
ELLENOFF GROSSMAN & SCHOLE LLP
ATTORNEYS AT LAW
370 LEXINGTON AVENUE
NEW YORK, NEW YORK 10017
November 19, 2008
Velocity Portfolio Group, Inc.
1800 Route 34 North
Building 4, Suite 404A
Wall, NJ 07719

Re:	REGISTRATION STATEMENT ON AMENDMENT NO. 1 TO FORM S-1
Gentlemen:
             Reference is made to the Registration Statement on Amendment No. 1 to Form S-1 (the “Registration Statement”) to which this opinion is an exhibit, which Registration Statement is being filed by Velocity Portfolio Group, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to (i) 7,000,000 shares of the Company’s common stock, par value $0.001 per share (the “7,000,000 Shares”) and (ii) up to 1,050,000 shares of common stock which Sandler O’Neill & Partners, L.P. and Fox Pitt Kelton Cochran Caronia Waller (USA) LLC will have a right to purchase from the Company to cover over-allotments, if any (the “Over-Allotment Shares, and collectively with the 7,000,000 Shares to be sold pursuant to the terms of the Registration Statement, the “Shares”).
             We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.
             Based upon and subject to the foregoing, it is our opinion that, when the Registration Statement becomes effective under the Act and when the offering is completed as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.
             We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution, all applicable judicial and regulatory determinations in connection therewith. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.
             We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder. This opinion is given as of the effective date of the Registration Statement, and we are under no duty to update the opinions contained herein.

Very truly yours,
/s/ ELLENOFF GROSSMAN & SCHOLE LLP
ELLENOFF GROSSMAN & SCHOLE LLP